Exhibit (i)(1)

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

December 27, 2017

Board of Trustees

PFM Multi-Manager Series Trust

One Keystone Plaza, Suite 300

North Front & Market Streets

Harrisburg, Pennsylvania 17101

Re:	PFM Multi-Manager Series Trust
File Nos. 811-23282; 033-220096

Ladies and Gentlemen:

We have acted as counsel to PFM Multi-Manager Series Trust, which is a Delaware statutory trust (the “Trust”), including its new series, PFM Multi-Manager Domestic Equity Fund, PFM Multi-Manager International Equity Fund, and PFM Multi-Manager Fixed-Income Fund (each a “Fund” and collectively, the “Funds”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 1 (the “Amendment”) to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended.

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.          The shares of each Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.          The shares of each Fund will be issued against payment therefor as described in the Funds’ Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

Board of Trustees

December 27, 2017

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Jonathan M. Kopcsik
Jonathan M. Kopcsik